Exhibit 99.1

Portland, Oregon

June 4, 2009

FOR IMMEDIATE RELEASE

CASCADE CORPORATION ANNOUNCES FINANCIAL RESULTS FOR THE FIRST QUARTER ENDED APRIL 30, 2009

Cascade Corporation (NYSE: CAE) today reported its financial results for the first quarter ended April 30, 2009.

Overview

•	Net sales of $76.3 million for the first quarter of fiscal 2010 were 49% lower than net sales of $149.9 million for the prior year first quarter.

•	Net loss of $12.1 million ($1.12 loss per diluted share) for the first quarter of fiscal 2010 compared to net income of $10.9 million ($0.98 per diluted share) for the first quarter of fiscal 2009.

•	Fiscal 2010 results include $4.8 million of restructuring costs, primarily as a result of the closure of our fork manufacturing facility in France.

•	Based on cash flows from operations we were able to pay down outstanding debt by $22 million during the quarter ended April 30, 2009.

•

Income tax expense during fiscal 2010 is a result of taxes due in countries where we are generating income. We are currently unable to realize a tax benefit in several European countries where we have incurred losses.

First Quarter Fiscal 2010 Summary

•	Summary financial results are outlined below (in thousands, except earnings per share):

Quarter ended April 30,	2009	2008	% Change
Net sales	$76,316	$149,867	(49%)
Gross profit	14,469	42,348	(66%)
Gross profit %	19%	28%
SG&A	18,556	23,486	(21%)
European restructuring costs	4,777	320
Operating income (loss)	(8,999)	17,752	(151%)
Interest expense, net	313	1,024
Income (loss) before taxes	(9,312)	16,607	(156%)
Provision for income taxes	2,761	5,749	(52%)
Effective tax rate	(30%)	35%
Net income (loss)	$(12,073)	$10,858	(211%)
Diluted earnings (loss) per share	$(1.12)	$0.98	(214%)

Cascade Corporation

June 4, 2009

•

Consolidated net sales decreased 44% during the first quarter of fiscal 2010, excluding the impact of foreign currency changes, as a result of the decline in global economic conditions and a weak global lift truck market. Global lift truck shipments were down 45% compared to the prior year. Details of the change in net sales compared to the prior year first quarter follow (in thousands):

Revenue decrease	$(66,343)	(44%)
Foreign currency changes	$(7,208)	(5%)

Total	$(73,551)	(49%)

•	The consolidated gross profit percentage decreased primarily as a result of unabsorbed fixed and variable costs and inventory writedowns in Europe.

•	During fiscal 2010, we incurred restructuring costs of $4.8 million, primarily as a result of the closure of our fork facility in France.

•	Selling and administrative expenses decreased 15%, excluding foreign currency changes, due to a reduction in personnel, consulting and other general costs.

•

The provision for income taxes in the first quarter of fiscal 2010 is primarily related to an increase in valuation allowances for pre-tax losses in Europe that are not deductible in the foreseeable future.

Market Conditions

•

Percentage changes in lift truck industry shipments, by region, as compared to the prior year are outlined below. Although lift truck unit shipments are an indicator of the general health of the industry, they do not necessarily correlate directly with the demand for our products.

First Quarter Shipments
North America	(35%)
Europe	(55%)
Asia Pacific	(47%)
China	(29%)
Global	(45%)

•	Percentage changes in lift truck industry orders, by region, for the month of April, as compared to the prior year are outlined below:

April Orders
North America	(55%)
Europe	(70%)
Asia Pacific	(56%)
China	(34%)
Global	(58%)

•

Global lift truck shipments are at their lowest levels since the early 1980’s. The uncertainty around the depth and duration of this recession makes it very difficult to estimate the effect on the global lift truck market in the future. However we are anticipating that the decline in global demand for lift trucks will continue through the remainder of fiscal 2010 and into 2011.

Cascade Corporation

June 4, 2009

North America Summary

•	Summary financial results are outlined below (in thousands):

Quarter ended April 30,	2009	2008	% Change
Net sales	$37,882	$69,320	(45%)
Transfers between areas	2,317	7,719	(70%)

Net sales and transfers	40,199	77,039	(48%)
Gross profit	10,846	24,251	(55%)
Gross profit %	27%	31%
SG&A	10,732	12,749	(16%)
Loss (gain) on disposition of assets,net	(3)	120	—
Amortization	48	597	(92%)

Operating income	$69	$10,785	(99%)

•

Net sales decreased 44%, excluding the impact of currency changes, primarily due to lower sales volumes as a result of the general economic downturn and a weak lift truck market. Details of the change in net sales over the prior year quarter follow (in thousands):

Revenue decrease	$(30,598)	(44%)
Foreign currency changes	$(840)	(1%)

Total	$(31,438)	(45%)

•

The gross profit percentage was lower than the prior year first quarter due to lower sales volumes which resulted in unabsorbed fixed and variable costs. Most facilities were and are currently operating under reduced work schedules in North America.

•	The decrease in selling and administrative costs was due to a reduction in personnel, consulting and other general costs, which were partially offset by higher warranty costs.

Europe Summary

•	Summary financial results are outlined below (in thousands):

Quarter ended April 30,	2009	2008	% Change
Net sales	$20,877	$49,336	(58%)
Transfers between areas	504	581	(13%)

Net sales and transfers	21,381	49,917	(57%)
Gross profit (loss)	(2,028)	7,392	(127%)
Gross profit %	(9%)	15%
SG&A	5,202	7,311	(29%)
Loss (gain) on disposition of assets, net	5	(1)	—
Amortization	66	78	(15%)
Restructuring costs	4,777	320	—

Operating loss	$(12,078)	$(316)	—

Cascade Corporation

June 4, 2009

•

Net sales decreased 49%, excluding the impact of currency changes, due to lower sales volumes as a result of general economic conditions and a weak lift truck market. Details of the change in net sales over the prior year quarter follow (in thousands):

Revenue decrease	$(24,180)	(49%)
Foreign currency changes	$(4,279)	(9%)

Total	$(28,459)	(58%)

•

The negative gross margin of 9% is the result of unabsorbed fixed and variable costs. This is due to significantly lower sales volumes. In addition, we recorded inventory write downs of approximately $1 million to reflect losses we expect to incur on certain customer orders which will be shipped in subsequent quarters.

•

Excluding the impact of currency changes, selling and administrative expenses decreased 17% in Europe due to lower personnel costs as result of headcount reductions made during our European restructuring activities.

•

Restructuring costs incurred during fiscal 2010 were primarily a result of the closure of our fork manufacturing facility in France. These costs include employee wage and benefit costs of $3.3 million, fixed asset write downs of $912,000 and legal and other restructuring costs of $532,000.

•

In May 2009 we initiated discussions with the local works council at our facility in Almere, The Netherlands regarding our intention to cease production operations. Our current plans are to continue to maintain sales and certain administrative functions and our European Parts Depot in The Netherlands and shift production capacity to other Cascade facilities. We intend to continue to provide a full-range of products to our European customers. We estimate the costs for the Almere restructuring will be in the range of $8-10 million and anticipate these costs will be incurred by the end of fiscal 2010.

Asia Pacific Summary

•	Summary financial results are outlined below (in thousands):

Quarter ended April 30,	2009	2008	% Change
Net sales	$10,720	$19,180	(44%)
Transfers between areas	1	83	(99%)

Net sales and transfers	10,721	19,263	(44%)
Gross profit	2,590	5,114	(49%)
Gross profit %	24%	26%
SG&A	1,621	2,339	(31%)
Gain on disposition of assets, net	—	(3)	—

Operating income	$969	$2,778	(65%)

•

Net sales decreased 32%, excluding the impact of currency changes, due to lower sales volumes as a result of the general economic downturn and a weak lift truck market. Details of the change in net sales over the prior year quarter follow (in thousands):

Revenue decrease	$(6,137)	(32%)
Foreign currency changes	$(2,323)	(12%)

Total	$(8,460)	(44%)

Cascade Corporation

June 4, 2009

•	The gross profit percentage in Asia Pacific was lower than the prior year due to lower sales volumes and fluctuations in foreign currency rates.

•	Selling and administrative costs decreased 17% in the current year, excluding the impact of currency changes, due to lower personnel, warranty and other general costs.

China Summary

•	Summary financial results are outlined below (in thousands):

Quarter ended April 30,	2009	2008	% Change
Net sales	$6,837	$12,031	(43%)
Transfers between areas	2,311	6,150	(62%)

Net sales and transfers	9,148	18,181	(50%)
Gross profit	3,061	5,591	(45%)
Gross profit %	33%	31%
SG&A	1,001	1,087	(8%)
Loss (gain) on disposition of assets, net	19	(1)	—

Operating income	$2,041	$4,505	(55%)

•

Net sales decreased 45%, excluding currency changes, due to lower sales volumes as a result of the general economic downturn and a weak lift truck market. Details of the change in net sales over the prior year quarter follow (in thousands):

Revenue decrease	$(5,428)	(45%)
Foreign currency changes	$234	2%

Total	$(5,194)	(43%)

•	Gross margin percentages in China increased due to product mix, price increases implemented in the prior year and lower intercompany transfers, which carry lower gross margins.

•	Selling and administrative costs decreased 11%, excluding currency changes, due to lower personnel and other general costs.

Other Matters:

•	On June 2, 2009, our Board of Directors declared a quarterly dividend of $0.05 per share, payable on July 16, 2009 to shareholders of record as of July 1, 2009.

•	Our common stock will be traded on the New York Stock Exchange under the ticker symbol “CASC”, effective June 12, 2009.

Cascade Corporation

June 4, 2009

Forward Looking Statements:

This press release contains forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that a number of factors could cause our actual results to differ materially from any results indicated in this release or in any other forward-looking statements made by us, or on our behalf. These include among others, factors related to general economic conditions, interest rates, demand for materials handling products and construction equipment, performance of our manufacturing facilities and the cyclical nature of the materials handling and construction equipment industries. Further, historical information should not be considered an indicator of future performance. Additional considerations and important risk factors are described in our reports on Form 10-K and 10-Q and other filings with the Securities and Exchange Commission.

Earnings Call Information:

We will discuss our results in a conference call on Thursday, June 4, 2009 at 2:00 pm PDT. Robert C. Warren, Jr., President and Chief Executive Officer will host the call. The conference call can be accessed in the U.S. and Canada by dialing (877) 941-6009, International callers can access the call by dialing (480) 629-9770. Participants are encouraged to dial-in 15 minutes prior to the beginning of the call. A replay will be available for 48 hours after the live broadcast and can be accessed by dialing (800) 406-7325 and entering passcode 4080188, or internationally, by dialing (303) 590-3030 and entering passcode 4080188.

The call will be simultaneously webcast and can be accessed on the Investor Relations page of the company’s website, www.cascorp.com. Listeners should go to the website at least 15 minutes early to register, download and install any necessary audio software.

About Cascade Corporation:

Cascade Corporation, headquartered in Fairview, Oregon, is a leading international manufacturer of materials handling products used primarily on lift trucks. Additional information on Cascade is available on its website, www.cascorp.com.

Contact

Joseph G. Pointer

Chief Financial Officer

Cascade Corporation

Phone (503) 669-6300

Email: investorrelations@cascorp.com

Cascade Corporation

June 4, 2009

CASCADE CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited - in thousands, except per share amounts)

	Three Months Ended
	April 30
	2009	2008
Net sales	$76,316	$149,867
Cost of goods sold	61,847	107,519

Gross profit	14,469	42,348
Selling and administrative expenses	18,556	23,486
Loss on disposition of assets, net	21	115
Amortization	114	675
European restructuring costs	4,777	320

Operating income (loss)	(8,999)	17,752
Interest expense	426	1,131
Interest income	(113)	(107)
Foreign currency loss, net	—	121

Income (loss) before provision for income taxes	(9,312)	16,607
Provision for income taxes	2,761	5,749

Net income (loss)	$(12,073)	$10,858

Basic earnings (loss) per share	$(1.12)	$1.01
Diluted earnings (loss) per share	$(1.12)	$0.98
Basic weighted average shares outstanding	10,801	10,782
Diluted weighted average shares outstanding	10,801	11,098

Cascade Corporation

June 4, 2009

CASCADE CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited - in thousands, except per share amounts)

	April 30	January 31
	2009	2009
ASSETS
Current assets:
Cash and cash equivalents	$22,008	$31,185
Accounts receivable, less allowance for doubtful accounts of $1,503 and $1,441	53,103	64,568
Inventories	81,570	90,806
Deferred income taxes	4,760	4,712
Prepaid expenses and other	12,045	13,603

Total current assets	173,486	204,874
Property, plant and equipment, net	91,379	93,826
Goodwill	76,387	74,387
Deferred income taxes	21,479	21,347
Intangible assets, net	1,042	1,151
Other assets	1,841	1,998

Total assets	$365,614	$397,583

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Notes payable to banks	$1,286	$2,255
Current portion of long-term debt	456	501
Accounts payable	14,182	19,704
Accrued payroll and payroll taxes	11,803	8,504
Other accrued expenses	12,756	12,192

Total current liabilities	40,483	43,156
Long-term debt, net of current portion	78,536	100,007
Accrued environmental expenses	3,568	3,748
Deferred income taxes	2,349	2,337
Employee benefit obligations	7,258	7,413
Other liabilities	3,907	3,955

Total liabilities	136,101	160,616

Shareholders’ equity:
Common stock, $.50 par value, 40,000 authorized shares; 10,852 shares issued and outstanding	5,426	5,426
Additional paid-in capital	4,723	3,574
Retained earnings	207,084	219,700
Accumulated other comprehensive income	12,280	8,267

Total shareholders’ equity	229,513	236,967

Total liabilities and shareholders’ equity	$365,614	$397,583

Cascade Corporation

June 4, 2009

CASCADE CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited - in thousands)

	Three Months Ended
	April 30
	2009	2008
Cash flows from operating activities:
Net income (loss)	$(12,073)	$10,858
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Fixed asset write off due to restructuring	912	—
Depreciation	3,034	3,600
Amortization	114	675
Share-based compensation	1,149	1,315
Deferred income taxes	(227)	30
Loss on disposition of assets, net	21	115
Changes in operating assets and liabilities:
Accounts receivable	12,383	(6,017)
Inventories	11,127	(3,215)
Prepaid expenses and other	1,817	(2)
Accounts payable and accrued expenses	(2,878)	4,751
Income taxes payable and receivable	55	3,029
Other assets and liabilities	(363)	346

Net cash provided by operating activities	15,071	15,485

Cash flows from investing activities:
Capital expenditures	(784)	(3,903)
Proceeds from disposition of assets	36	34

Net cash used in investing activities	(748)	(3,869)

Cash flows from financing activities:
Payments on long-term debt	(23,117)	(16,608)
Proceeds from long-term debt	2,000	10,500
Notes payable to banks, net	(884)	3,485
Common stock issued under share-based compensation plans	—	62
Common stock repurchased	—	(3,220)

Net cash used in financing activities	(22,001)	(5,781)

Effect of exchange rate changes	(1,499)	(3,179)

Change in cash and cash equivalents	(9,177)	2,656
Cash and cash equivalents at beginning of period	31,185	21,223

Cash and cash equivalents at end of period	$22,008	$23,879